Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Brian D. Keogh
           425/453-9400

ESTERLINE FINALIZES BURKE ACQUISITION
Addition Provides Technology Jump, Leads Esterline Into Advanced
Materials Future

      BELLEVUE, Wash., May 1, 2002--Esterline Technologies
(NYSE/ESL http://www.esterline.com), a leading specialty manufacturer for aerospace/defense and electronics markets, today announced it has completed the acquisition of Burke Industries' Engineered Polymers Group.

      The $38 million acquisition will increase Esterline's aerospace advanced materials sales by nearly 50%.

      Robert W. Cremin, Esterline CEO, said, "...as a principal competitor, we have long admired this operation for its forward-thinking technology and its strong positions on next-generation aerospace materials applications. This acquisition adds to our existing technology base and clearly establishes Esterline as the global leader in custom aerospace seals and similar high-performance products."

      Cremin said that the acquisition provides Esterline with advanced technology in complex composite layering of radar absorbing and electrically conductive materials designed for stealth military applications. "Along with the technology, we gain entry to top-level security programs, and new positions on many important platforms, such as the Joint Strike Fighter, B2-B, F-22, F-18 and F-16."

      Cremin explained that increased volume is another major advantage of the deal. "We basically just doubled the number of products we sell in this area," Cremin said. "With twice the number of qualified part numbers at Boeing, for example, we can bid on twice as many contracts as we did before - and that's just Boeing."

      With a manufacturing location on the East Coast, the Burke acquisition also expands the geographic presence of Esterline's California-based Advanced Materials Group. Cremin stated that "...Esterline will work to leverage Burke's strong relationships with both East Coast and European customers."

      Burke is the latest addition to Esterline's growing aerospace and defense operation and is another example of the company's focused acquisition strategy. Cremin said, "...as with our previous acquisitions, we will pursue the highest levels of operational performance and will fully utilize the strong talent we gain from this deal."